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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                  (Unaudited)
                                                                               Three Months Ended
                                                                       -----------------------------------
                                                                         May 24,                 May 25,
                                                                          2003                    2002
                                                                       ---------                ----------
                                                                      (Dollars in thousands, except ratios)
Earnings:
   Income before income taxes                                           $ 65,120                $ 46,841
   Add:
      Interest on indebtedness                                             2,306                   2,925
      Equity income, net of distributions                                   (959)                    215
      Minority losses                                                        575                     329
      Portion of rents representative of the interest factor               1,611                   1,611
      Amortization of capitalized interest                                   211                     312
                                                                        --------                --------
         Adjusted earnings                                              $ 68,864                $ 52,233
                                                                        ========                ========
Fixed charges:
      Interest on indebtedness                                             2,306                   2,925
      Portion of rents representative of the interest factor               1,611                   1,611
      Capitalized interest                                                   407                       -
                                                                        --------                --------
         Total fixed charges                                            $  4,324                $  4,536
                                                                        ========                ========


           Ratio of earnings to fixed charges                              15.93                   11.52
                                                                        ========                ========
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